EXHIBIT 99.1

In re Washington Mutual, Inc., et al.
Case No. 08-12229 (MFW)

OFFICE OF THE UNITED STATES TRUSTEE - REGION 3

POST-CONFIRMATION QUARTERLY SUMMARY REPORT

This Report is to be submitted for all bank accounts that are presently maintained by the post confirmation debtor.

Debtor's Name: Washington Mutual, Inc., et al	Bank: Various

Bankruptcy Number: 08-12229 (MFW)	Account Number: Various

Date of Confirmation: February 23, 2012	Account Type: Various

Reporting Period (month/year):	April 1, 2015 through June 30, 2015

Beginning Cash Balance:	$71,595,292

All receipts received by WMI Liquidating Trust (“Trust”) on behalf of the Debtors:

Cash Sales / Interest:	$138,229

Collection of Accounts Receivable:	$34,888

Proceeds from Litigation / Settlement:	$28,678,375

Sale of Debtor’s Assets:	$0

Other Cash Receipts /Transfers:	$219,802

Total of cash received:	$29,071,294

Total of cash available:	$100,666,586

Less all disbursements or payments (including payments made under the confirmed plan) made by the Trust:

Disbursements made under the plan, excluding the administrative claims of bankruptcy professionals:	$0

Disbursements made pursuant to the administrative claims of bankruptcy professionals:	$1,672,856

All other disbursements made in the ordinary course:	$657,915

Total Disbursements	$2,330,771

Change in Short-term Investments as allowed by U.S.C. Section 345(b) and the Liquidating Trust Agreement	$34,296,398

Ending Cash Balance:	$64,039,417

Pursuant to 28 U.S.C. Section 1746(2), I hereby declare under penalty of perjury that the foregoing is true and correct to the best of my knowledge and belief.

7/30/15	/s/ John Maciel	Chief Financial Officer
Date	Name/Title

WMI Liquidating Trust
June 2015 Quarterly Summary Report -- UNAUDITED

TABLE OF CONTENTS

Page	Description

1	Background/Disclaimer

3	Schedule of Cash Receipts and Disbursements - Quarterly

4	Schedule of Cash Receipts and Disbursements - Cumulative

5	Statement of Net Assets in Liquidation (Balance Sheet)

6	Statement of Changes in Net Assets in Liquidation (Income Statement)

7	Notes to the Financial Statements

16	Rollforward of Liquidating Trust Interests

17	Next Dollar Analysis -- June 30, 2015

18	August 1, 2015 Distribution Analysis

19	Rollforward of Disputed Claims Reserve

BACKGROUND / DISCLAIMER

This Quarterly Summary Report of  WMI Liquidating Trust (the “Trust”), as successor-in-interest to Washington Mutual, Inc. (“WMI”) and WMI Investment Corp. (together referred to as the “Debtors”), to the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”) covering the period from  April 1, 2015 through June 30, 2015, was prepared solely for the purpose of complying with the quarterly operating guidelines as described in the Chapter 11 Trustee Handbook, United States Department of Justice, May 2004 in accordance with 28 U.S.C. §1746(2).  This Quarterly Summary Report is limited in scope, covers only a limited time period, and is not intended to serve as a basis for investment in any security of any issuer.  This Quarterly Summary Report was prepared in accordance with liquidation basis accounting.  The financial data reflected in this document is not audited or reviewed by an independent registered public accounting firm and are subject to future adjustment and reconciliation.  Given its special purpose and limited scope, this report does not include all adjustments and notes that would be required to be reported in accordance with U.S. Generally Accepted Accounting Principles as adopted by the Financial Accounting Standards Board (“FASB”).  Results set forth in the Quarterly Summary Report should not be viewed as indicative of future results.  This disclaimer applies to all information contained herein.

On September 26, 2008 (the “Petition Date”), the Debtors commenced voluntary cases under chapter 11 of title 11 of the United States Code with the Bankruptcy Court.  Prior to the Petition Date, on September 25, 2008, the Director of the Office of Thrift Supervision appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Washington Mutual Bank (“WMB”), a subsidiary of WMI, and advised WMI that the receiver was immediately taking possession of WMB’s assets.  Immediately after its appointment as receiver, the FDIC sold substantially all the assets of WMB, including the stock of Washington Mutual Bank fsb, to JPMorgan Chase Bank, National Association (“JPMC”), pursuant to that certain Purchase and Assumption Agreement, Whole Bank, dated as of September 25, 2008.

The Bankruptcy Court confirmed the Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code that the Debtors filed with the Bankruptcy Court on December 12, 2011 (and as subsequently amended and modified from time to time, the “Plan”), by order, dated February 23, 2012, (the “Confirmation Order”) [D.I. 9759].  After the satisfaction or waiver of the conditions described in the Plan, the transactions contemplated by the Plan were consummated on March 19, 2012 (the “Effective Date”), and, on March 23, 2012, the Debtors made initial distributions to creditors pursuant to the Plan (the “Initial Distribution”).  WMI emerged on the Effective Date as a newly reorganized company, WMI Holdings Corp. (“Reorganized WMI”). The Trust has been advised that WMI Holdings Corp. reincorporated in the State of Delaware effective May 12, 2015 and changed its name to WMIH Corp.

In addition, the Plan provided for the creation of the Trust, which was formed on March 6, 2012, pursuant to the execution of the liquidating trust agreement, dated as of March 6, 2012, by and among the Debtors, William C. Kosturos, as the liquidating trustee (the “Liquidating Trustee”), and  Delaware Trust Company (formerly known as CSC Trust Company of Delaware) as the Delaware resident trustee (the “Resident Trustee”) (as amended, the “Liquidating Trust Agreement”).   On or shortly after the Effective Date, certain of the Debtors’ assets were transferred to the Trust for the benefit of those stakeholders who were not paid in full in the Initial Distribution or whose claims remain disputed.  The Trust is a successor-in-interest to the Debtors pursuant to the Plan and the Liquidating Trust Agreement.  The Trust had an initial term of three years from the Effective Date, subject to extension for up to an additional three (3) years (subject to certain limited exceptions) with the approval of the Bankruptcy Court.  On January 5, 2015, the Trust filed a motion for an order authorizing the extension of the three-year term of the Trust for three (3) years (the “Extension Motion”).  On January 23, 2015, the Extension Motion was approved by the Bankruptcy Court, extending the Trust’s term for a period up to March 19, 2018.

As successor-in-interest to WMI, the Trust bears the responsibility for future reporting to the Bankruptcy Court.  The Trust reports in accordance with liquidation basis accounting, which requires the reporting entity to report its assets and liabilities based on net realizable values, or the cash the Trust expects to receive for its assets.  For purposes of the Quarterly Summary Reports, management has used the fair market values assigned to the assets for tax reporting purposes.  Valuation of assets requires management to make difficult estimates and judgments.   Management used the services of an independent valuation firm to make its estimates for select assets.  Estimates necessarily require assumptions, and changes in such assumptions over time could materially affect the results.  Due to the inherently uncertain nature of estimates and the underlying assumptions, the actual cash to be received by the Trust from liquidation of assets and liabilities will likely be different than reported.  Ongoing adjustments and reconciliations will be reflected in future Quarterly Summary Reports filed with the Bankruptcy Court (which the Trust files with the U.S. Securities and Exchange Commission, or “SEC,” under cover of Form 8-K), and in the Trust’s modified annual report on Form 10-K filed with the SEC for its fiscal year ending December 31, 2014.

The information provided in the notes to the financial statements is provided to offer additional information to the readers of this report.  However, the information is not complete and should be read in conjunction with the Plan and Disclosure Statement.  In addition, readers are encouraged to visit the Trust’s website at www.wmitrust.com, which contains a link to the Trust’s filings with the SEC.

WMI Liquidating Trust
June 2015 Quarterly Summary Report - UNAUDITED
Schedule of Cash Receipts and Disbursements -- Quarterly

	For the Quarter ended June 30, 2015

	Cash	Litigation Reserve	Disputed Claim Cash	Restricted Cash	Total
Beginning Cash - March 31, 2015	$32,950,807	$2,593,958	$34,889,734	$1,160,793	$71,595,292

Receipts
Interest /Investment Income Received	142,604	-	(4,376)	-	138,229
Treasury Bill accretion	-	-	-	-	-
Sale / Monetization of Debtor's assets	-	-	-	-	-
Collection of tax receivable	-	-	-	-	-
Proceeds from Litigation	25,678,375	-	-	3,000,000	28,678,375
Proceeds from run-off notes	10,776	-	24,114	-	34,888
Distribution from subsidiaries	-	-	-	-	-
Reimbursement for tax professional fees	-	-	-	-	-
Other receipts	219,802	-	-	-	219,802
Total Receipts	26,051,557	-	19,738	3,000,000	29,071,294

Transfers
Disallowance of disputed claims	25,163,816	-	(25,163,816)	-	-
Allowance of disputed claims	-	-	(7,280,000)	7,280,000	-
Allowance of unreserved claims	-	-	-	-	-
Distribution to disputed Liquidating Trust Interests	-	-	-	-	-
Claims disallowed for non-release	3,589	-	-	(3,589)	-
Conditional release from litigation reserve	2,285,963	(2,285,963)	-	-	-
Other transfers	-	-	-	-	-
Total transfers	27,453,368	(2,285,963)	(32,443,816)	7,276,411	-

Disbursements/Payments

Disbursements to allowed claimants
Disbursements to Liquidating Trust Interests	-	-	-	-	-
Disbursements to newly released / allowed claims	-	-	-	-	-
Other disbursements to allowed claimants (taxes, releases, etc)	-	-	-	-	-

Disbursements made for bankruptcy expenses
For services prior to the effective date	-	-	-	-	-
For services after the effective date	1,364,861	307,995	-	-	1,672,856

Disbursements in ordinary course:
Salaries and benefits	323,724	-	-	-	323,724
Travel and other expenses	1,806	-	-	-	1,806
Occupancy and supplies	140,564	-	-	-	140,564
Other outside services	23,098	-	-	-	23,098
Other disbursements	15,009	-	-	-	15,009
Trust Advisory Board fees and expenses	153,714	-	-	-	153,714
Disbursements in ordinary course	657,915	-	-	-	657,915

Total Disbursements	2,022,777	307,995	-	-	2,330,771

Change in Short-term Investments
Purchase of U.S. Agency Securities	29,999,007	-	4,297,391	-	34,296,398

Ending Cash and Cash Equivalants	54,433,948	-	(1,831,735)	11,437,204	64,039,417

Ending Short-Term Securities	29,871,987		76,951,805		106,823,792

Total Cash and Short-Term Securities	84,305,935	$-	$75,120,070	$11,437,204	170,863,209

WMI Liquidating Trust
June 2015 Quarterly Summary Report - UNAUDITED
Schedule of Cash Receipts and Disbursements -- Cumulative

	From the Effective Date through June 30, 2015

	Cash	Litigation Reserve	Disputed Claim Cash	Restricted Cash	Total
Beginning Cash - Effective Date	$140,117,720	$20,000,000	$725,779,642	$53,738,857	$939,636,219

Receipts
Interest /Investment Income Received	160,411	-	123,562	10,158	294,131
Treasury Bill accretion	39,477	-	354,594	-	394,071
Sale / Monetization of Debtor's assets	3,915,259	-	-	-	3,915,259
Collection of tax receivable	44,700,000	-	-	-	44,700,000
Proceeds from Litigation	25,678,375	-	-	3,000,000	28,678,375
Proceeds from run-off notes	53,434,064	-	1,312,702	-	54,746,766
Distribution from subsidiaries	3,431,878	-	-	-	3,431,878
Reimbursement for tax professional fees	1,455,407	-	-	-	1,455,407
Other receipts	3,387,565	-	12,584	904,556	4,304,706
Total Receipts	136,202,437	-	1,803,442	3,914,714	141,920,593

Transfers
Disallowance of disputed claims	644,341,111	-	(644,341,111)	-	-
Allowance of disputed claims	-	-	(59,241,607)	59,241,607	-
Allowance of unreserved claims	(150,528)	-	-	150,528	-
Distribution to disputed Liquidating Trust Interests	(51,187,292)	-	51,187,292	-	-
Claims disallowed for non-release	14,213,262	-	-	(14,213,262)	-
Conditional release from litigation reserve	14,285,963	(14,285,963)	-	-	-
Other transfers	1,527,302	-	-	(1,527,305)	(3)
Total transfers	623,029,818	(14,285,963)	(652,395,426)	43,651,568	(3)

Disbursements/Payments

Disbursements to allowed claimants
Disbursements to Liquidating Trust Interests	692,103,364	-	-	(10,937,075)	681,166,289
Disbursements to newly released / allowed claims	-	-	-	89,284,676	89,284,676
Other disbursements to allowed claimants (taxes, releases, etc)	57,912	-	-	11,520,334	11,578,246

Disbursements made for bankruptcy expenses
For services prior to the effective date	49,874,229	-	-	-	49,874,229
For services after the effective date	60,536,720	5,714,037	-	-	66,250,757

Disbursements in ordinary course:
Salaries and benefits	6,276,692	-	-	-	6,276,692
Travel and other expenses	241,856	-	-	-	241,856
Occupancy and supplies	1,760,881	-	-	-	1,760,881
Other outside services	1,202,668	-	-	-	1,202,668
Other disbursements	489,138	-	-	-	489,138
D&O Insurance	597,325	-	-	-	597,325
Trust Advisory Board fees and expenses	1,776,238	-	-	-	1,776,238
Disbursements in ordinary course	12,344,798	-	-	-	12,344,798

Total Disbursements	814,917,022	5,714,037	-	89,867,935	910,498,994

Change in Short-term Investments
Purchase of U.S. Agency Securities	29,999,007	-	77,019,392	-	107,018,399

Ending Cash and Cash Equivalants	54,433,948	-	(1,831,735)	11,437,204	64,039,417

Ending Short-Term Securities	29,871,987		76,951,805		106,823,792

Total Cash and Short-Term Securities	$84,305,935	-	$75,120,070	$11,437,204	$170,863,209

WMI Liquidating Trust
June 2015 Quarterly Summary Report - UNAUDITED
Statements of Net Assets in Liquidation
(Liquidation Basis)

	6/30/2015	Effective Date

Assets:
Cash and short-term investments	$84,305,936	$140,117,720
Cash held in reserve for litigation costs	-	20,000,000
Cash and short-term investments - DCR	75,120,070	725,779,642
Other restricted cash	11,437,204	53,738,857
Total cash and and short-term securities	170,863,209	939,636,219

Income tax receivable	51,300,000	96,000,000
Runoff notes	335,309	127,851,091
Runoff notes held in reserve for disputed claims	298,201	1,232,742
Investment in subsidiaries	216,298	3,715,263
Directors and officers litigation	2,265,739	-
Prepaid expenses	928,529	948,080
Other assets	80,030	2,285,732
Total assets	$226,287,315	$1,171,669,128

Liabilities:
Pre-effective date liabilities	$-	$94,112,477
Cash held for allowed claimants	8,437,204	53,471,976
Estimated costs to operate trust (See Notes 2 and 9 for further information)	20,553,269	40,000,000
Accounts payable	511,319	6,123,945
Accrued wages and benefits	321,335	18,261
Other accrued liabilities	4,010,486	133,441
Accrued liabilities - DCR	3,595	-
Total liabilities	33,837,208	193,860,100

Net assets in liquidation:
Net assets subject to disputed claims	75,414,677	727,012,384
Net assets available to Liquidating Trust Interests	117,035,431	250,796,644
Total net assets	192,450,107	977,809,028

Total liabilities and net assets	$226,287,315	$1,171,669,128

The accompanying notes are an integral part of this unaudited financial statement.

WMI Liquidating Trust
June 2015 Quarterly Summary Report - UNAUDITED
Statement of Changes in Net Assets in Liquidation
(Liquidation Basis)

	Quarter Ended 06/30/2015	Cumulative to Date

Net assets, beginning:	199,835,236	977,809,028

Income
Interest / Investment income - DCR	(4,174)	420,370
Interest income - securities and runoff notes	61,970	32,981,776
Litigation Proceeds	25,678,375	25,678,375
Earnings / (Losses) from subsidiaries	938	(67,087)
Recovery of/(Additional) pre-effective expense	3,589	66,324,435
Other income / (Expense)	1,337	3,294,944
Total income	25,742,035	128,632,813

Expenses
Payroll and benefits	287,146	5,152,355
Occupancy and supplies	87,840	1,116,998
Professional fees & services	1,545,679	62,853,493
Other expenses	143,106	2,351,738

Total operating expenses	2,063,768	71,474,584
Change in reserve for costs to operate trust	(2,063,768)	(19,446,732)
Litigation expenses	168,789	5,875,844
Added / (Reduced) Expense	168,789	57,903,696

Changes in Market Value
Directors & Officers litigation receivable	(25,678,375)	2,265,739
Total changes in market value	(25,678,375)	2,265,739

Other items
Allowed Claims	(7,280,000)	(59,241,601)
Disbursement to Liquidating Trust Interests - cash	-	(692,103,364)
Disbursement to Liquidating Trust Interests - runoff notes	-	(106,627,732)
Other disbursements	-	(381,080)
Total changes in Net Assets	(7,385,129)	(785,358,920)

Net assets, ending	192,450,107	$192,450,107

The accompanying notes are an integral part of this unaudited financial statement.

NOTES TO FINANCIAL STATEMENTS
(Unless otherwise defined herein, all capitalized terms have the same meaning as defined in the Plan)

Note 1:  Establishing the Trust

The Plan provides for the creation of the Trust.  On or shortly after the Effective Date, certain of the Debtors’ assets were transferred to the Trust for the benefit of those stakeholders who were not paid in full as part of the Initial Distribution made on or about March 23, 2012 or whose claim was disputed or otherwise unresolved.  The Trust is and will continue to be responsible for liquidating, converting to cash and distributing the Trust’s assets to the Trust’s beneficiaries.  The beneficiaries have received, and will continue to receive, under certain circumstances as specified by the Plan, beneficial interests in the Trust in exchange for their unpaid Claims against or Equity Interests in the Debtors (“Liquidating Trust Interests” or “LTIs”).  The LTIs are not transferable except by will, intestate succession or operation of law.  The outstanding balance for LTIs as of June 30, 2015 is reported on the “Rollforward of Liquidating Trust Interests.”

Creditors who held unpaid claims as of the Effective Date and who were projected to receive recoveries under the Plan as of such date, have received or will receive LTIs for their unpaid Allowed Claims entitling them to distributions from or by the Trust in accordance with the subordination provisions of the Plan.  If distributions from the Trust become available to creditors and Equity Interest holders who have not received LTIs, additional LTIs will be issued to effectuate future distributions.

In addition, the Liquidating Trustee administers the Disputed Claims Reserve (“DCR”).  Holders of claims which have not been allowed did not receive cash or LTIs as part of the Initial Distribution, and such assets were transferred to the DCR pending resolution of claims.  Since the Effective Date, the DCR balances have changed due to the disallowance or allowance of disputed claims as well as payment on behalf of LTIs held by the DCR.

The Trust, as a liquidating trust, is intended to qualify as a grantor trust for U.S. federal and state income tax purposes.  A grantor trust is generally not treated as a separate taxpaying entity (i.e., it is treated as a pass-thru entity); as such, we do not anticipate that the Trust will be subject to U.S. federal or state income taxation.  See Note 4.

Note 2:  Liquidation Basis Accounting

Given the liquidating nature of the Trust, management is reporting its financial statements using liquidation basis accounting, consistent with FASB Accounting Standards Update 2013-07 (“ASU 2013-07”).  Liquidation basis accounting may be considered GAAP for entities that do not intend to continue as a going concern.

Key elements of liquidation basis accounting as set forth in ASU 2013-07 include:

●
Presentation of an entity’s expected resources in liquidation by measuring and presenting assets at the amount of the expected cash proceeds from liquidation.  The Trust is reporting the values consistent with the values used for tax purposes, which were based on estimates made by an independent valuation firm for select assets.

●	An entity should recognize and measure its liabilities in accordance with U.S. GAAP that otherwise applies to those liabilities.

●
Instead of a balance sheet and income statement, the Trust provides a Statement of Net Assets in Liquidation and Statement of Changes in Net Assets in Liquidation.  The Statement of Net Assets should report assets and liabilities at the amount of cash expected to be received or paid in liquidation.  Such a report is inherently uncertain, as it is based on estimates and assumptions.  The cash amounts actually received and paid could be materially different than the reported balances.

●
The entity is required to accrue and separately present the costs that it expects to incur, and the income that it expects to earn, during the expected duration of liquidation, including any costs associated with the sale or settlement of those assets and liabilities.

On the Effective Date, the Trust recorded a liability (the “Operating Reserve”)1 of $40.0 million to operate the Trust.  The actual and expected operating costs have increased over time.  As part of the annual budgeting process (and consistent with its prior practice), management has reevaluated the ongoing operations of the Trust, including costs and expenses to litigate the Trust’s objections to remaining disputed claims, including the employee claims litigation (as discussed in Note 9) and to monetize the Trust’s remaining assets.  During the quarter ending June 30, 2015, the Trust incurred operating expenses of $2.1 million.  Management estimates total expenses from June 30, 2015 through March 19, 2018 to be approximately $20.6 million and total costs from the Effective Date through the end of the Trust to be $92.0 million.

The Trust does not have predictable revenue-generating operations; therefore, in an effort to ensure that the Trust has adequate funds on hand to fund the possible increase in operational costs associated with, among other things litigating employee claims to final resolution, as of June 30, 2015, the Trust withheld $9.5 million from funds otherwise available for distribution.  After giving effect to this additional “hold-back,” total funds available for operational purposes totals approximately $30.1 million.

Note 3:  Distributions to LTI Holders

The Plan and Liquidating Trust Agreement provide that the Liquidating Trustee will make distributions on at least a quarterly basis, subject to availability and certain exceptions.

The next scheduled Distribution Date is August 1, 2015, at which time, the Trust will distribute $53.0 million to LTI holders.2  The principal source of the funds results from the D&O Settlement (see Note 10), specifically, the receipt of $25.7 million, $25.2 million released from the DCR; and $2.1 million released from the Litigation Reserve (See Note 5).

Furthermore, LTI holders who made elections to receive common stock in Reorganized WMI to settle their claims will have their LTI balances further adjusted for funds distributed to Reorganized WMI, pursuant to the Plan.  (See Note 11)

Note 4:  Disputed Claims Reserve

From and after the Effective Date, the Trust retains, for the benefit of each holder of a disputed claim, cash, LTIs, and to the extent elected by such holder, Runoff Notes issued by Reorganized WMI, and any dividends, gains or income attributable in respect of any of the foregoing.  The amounts retained are calculated as if each of the claims were an Allowed Claim in an amount equal to the lesser of (i) the liquidated amount set forth in the filed proof of Claim relating to such Disputed Claim, (ii) the amount in which the Disputed Claim shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code and constitutes and represents the maximum amount in which such Claim may ultimately become an Allowed Claim, and (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Liquidating Trustee; provided, however, that the recovery by any holder of a Disputed Claim shall not exceed the lesser of (i), (ii) and (iii) above.

Pursuant to the Plan and the Liquidating Trust Agreement, the Liquidating Trustee (A) treats the DCR as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (and will make any appropriate elections), and (B) to the extent permitted by applicable law, reports consistently with the foregoing for state and local income tax purposes.  Accordingly, the DCR is a separate taxable entity for U.S. federal income tax purposes, and all distributions from such reserve are taxable to the reserve as if sold at fair market value.  Any distributions from the DCR will be treated for U.S. federal income tax purposes as if received directly by the recipient from the Debtors on the original Claim or Equity Interest of such recipient.

-------------------------------------------
1 On the balance sheet, the item titled “Estimated cost to operate the Trust” is herein referred to as “the Operating Reserve.”

2 Because August 1, 2015, is not a “business day,” Section 32.2 of the Plan provides that the distribution shall occur on the next succeeding business day, or, in this case, August 3, 2015.

On June 30, 2015, approximately $25.2 million of cash and $137,506 of Runoff Notes were released from the DCR to become general assets of the Trust.  The release related to assets held in reserve on account of claims asserted by former directors and officers, with such claims having been resolved as a result of the D&O Litigation Settlement (see Note 10).

On the Statement of Net Assets, as of June 30, 2015, DCR assets include cash and investment securities of $75.1 million and $0.3 million of Second Lien Runoff Notes (including interest).  The DCR, by reason of its allocable ownership of LTI assets on behalf of disputed claimants, is entitled to a pro rata share of the remaining assets of the Trust.  Assets of the DCR will be made available to the LTI holders in accordance with the Plan as and when disputed claims become disallowed.  For further information regarding the DCR, see the “Rollforward of Liquidating Trust Interests” and the “Rollforward of Disputed Claims Reserve.”

Note 5:  Reserve for Litigation Costs

The Plan required that the Trust set aside $20.0 million (the “Litigation Reserve”) to potentially pursue recoveries from pending and future investigations, litigations (other than tax-related litigation) and to defend certain claims.  Because it had not been determined whether and to what extent such funds will actually be used, the Trust did not, upon emergence, record a liability for such costs and the Trust reports these litigation costs as they are incurred.  Nevertheless, the Trust does report the cash held on account of the Litigation Reserve as a separate line item on the Statement of Net Assets and the activity is disclosed on the Schedule of Cash Receipts and Disbursements.
In connection with a distribution to LTI holders in November 2013, the Litigation Subcommittee authorized a release of $12 million from the Litigation Reserve to partially fund such distribution.  In accordance with the terms of the Liquidating Trust Agreement, as amended, the Litigation Subcommittee could have required, subject to applicable conditions, that the Trust replenish the Litigation Reserve by up to $12 million, on an as-needed basis, from unrestricted funds currently held by the Trust, or as funds became available in the future. The foregoing notwithstanding, as a result of the D&O Settlement ,the Litigation Subcommittee has agreed to release all remaining funds held in the Litigation Reserve and to waive any such right of replenishment.

As of June 30, 2015, $5.7 million had been paid to professionals representing the Trust in connection with litigations and claims, and total costs incurred in connection with the foregoing were $5.9 million.  Therefore, on June 30, 2015, the Litigation Subcommittee released $2.1 million to be used to partially fund the August 1, 2015 distribution.

Note 6:  Taxes

Pursuant to the Plan and the Global Settlement Agreement with JPMC and the FDIC, the Trust and JPMC will share in all future net tax refunds payable on account of consolidated federal income tax returns and on account of consolidated, combined or unitary state returns filed by WMI and its subsidiaries (the “WMI Group”) for all tax years prior to 2009 on a 20% / 80% pro rata basis, respectively.  There are several litigations and refunds remaining at the federal and state tax levels.  Total net refunds remaining are estimated to be between $150 and $400 million, of which the Trust would receive between $30 and $80 million.  An escrow account (the “Tax Refund Escrow”) was established to accumulate net tax refunds in accordance with the terms of the Global Settlement Agreement.  Taking into account the refunds previously received, a balance of $51.3 million represents management’s estimate of the Trust’s share of the net tax refunds remaining.

WMI initiated a suit in the U.S. District Court of Western Washington at Seattle (“District Court”) and two suits in the United States Court of Federal Claims (“Court of Claims”) claiming federal tax refunds for deductions for the amortization and abandonment of certain intangible assets by a predecessor corporation in the 1990 through 1995 and the 1998 tax years.  In addition to claiming deductions relating to certain intangible assets in the Court of Claims suit for 1995, WMI claimed a refund for taxes paid as a result of an Internal Revenue Service (“IRS”) audit adjustment accelerating the recognition of certain income into the 1995 tax year.

In the Court of Claims actions, the IRS and the WMI Group have reached a settlement in principle with the IRS with respect to the portion of the Court of Claims action dealing with the acceleration of recognition of certain income into the 1995 tax year.  The Trust filed its motion for approval of the settlement by the Bankruptcy Court on April 23, 2014.  Such motion was approved by the Bankruptcy Court on May 31, 2014.  This settlement is subject to review by the U.S. Department of Justice and the Congressional Joint Committee on Taxation.  If approved by all parties, the WMI Group would be entitled to a net tax refund of approximately $42.9 million plus interest and return of penalties, if any.  The Trust is entitled to 20% of this refund pursuant to the GSA.  The remaining Court of Claims actions will be litigated in a trial currently expected to commence in February 2016.

In the District Court action, the court initially ruled against WMI on summary judgment as to the legal issue of whether the taxpayer was entitled to a tax basis in the specified assets.  The U.S. Court of Appeals for the Ninth Circuit reversed the decision of the District Court and remanded the case back to the District Court to make a determination of tax basis and the corresponding amount of tax refunds.  A trial to determine the amount of tax basis was held in December 2012.  On February 10, 2014 the District Court issued its opinion dismissing WMI’s claim for a refund.  In its ruling, the District Court held that WMI failed to carry its burden of proof as to the amount of the deduction being claimed.  In addition, the District Court found that Home Savings (a predecessor bank to WMB) did not permanently abandon its right to operate in Missouri in 1993.  On April 8, 2014, the WMI Group filed notice that it is appealing this decision to the United States Court of Appeals for the Ninth Circuit.  The parties have completed briefing the matter.  A hearing date has not been scheduled.

WMI also has various state income tax refund claims outstanding with three states, including the potential California refund discussed below, which primarily resulted from the filing of amended state income tax returns which reported IRS audit adjustments. Certain states have proposed offsets to the claimed amounts as a result of tax deficiencies asserted after that state’s audit of WMI and its subsidiaries’ originally filed returns. The amount and timing of the receipt of the state income tax refunds is dependent on the resolution of these disputed issues.

There remains approximately $34 million in potential refunds due to the WMI Group from California relating to tax years of HF Ahmanson and Subsidiaries, a predecessor group of corporations.  The final amount of the refund and the timing of payment is dependent on the outcome of the Trust’s current litigation with the IRS in the Court of Claims action seeking refunds relating to the IRS acceleration of the recognition of income into 1995 which has been settled subject to review by the U.S. Department of Justice and the Congressional Joint Committee on Taxation as discussed above.  If the settlement is approved or if the Trust prevails in the litigation with the IRS on this matter, the Trust will receive approximately $6.8 million, in accordance with the tax refund allocations set forth in the GSA.  If the settlement is not approved and the IRS prevails in this litigation, the Trust should receive approximately $2.0 to $2.4 million.

A portion of the tax refunds received by WMI prior to the Effective Date had been held in escrow pending the determination of the amount of taxes owed, if any, that the State of Oregon had asserted it was entitled to as a result of its audit of the state returns filed by WMI and its subsidiaries including predecessor companies, for the tax years 1995 through 2006.  Oregon filed a claim against WMI for these years for tax, interest and penalties totaling $29.4 million plus interest for the time periods after the Effective Date.  In April 2015, Oregon and the parties to the GSA reached an agreement in which Oregon received payments totaling $18.77 million.

It is not anticipated that any amounts will be currently distributed from the Tax Refund Escrow to the Trust and JPMC as a result of the settlement with Oregon at less than the amount reserved, since it is expected that such amounts will be retained to provide additional funding for legal expenses incurred in pursuit of the refund of federal taxes described above and for the pursuit of state income tax refunds.

Note 7:  Runoff Notes

Pursuant to the Plan, Reorganized WMI issued Runoff Notes in the aggregate original principal amount of $130,000,000.00, maturing on the eighteenth (18th) anniversary of the Effective Date, bearing interest at a rate of thirteen percent (13%) per annum (payable in cash to the extent of available runoff proceeds or in kind through the capitalization of accrued interest at the rate of thirteen percent (13%) per annum to the extent runoff proceeds are unavailable).  The repayment of the Runoff Notes is limited to certain proceeds from WM Mortgage Reinsurance Company Inc., (“WMMRC”) which is a wholly-owned subsidiary of Reorganized WMI.

Pursuant to the Plan, creditors were entitled to elect a distribution of Runoff Notes in lieu of cash received on the Effective Date.  To the extent that eligible creditors did not elect all of the Runoff notes, any remaining balance of the Runoff Notes was transferred to the Trust.  The Trust received the majority of the Runoff Notes issued on the Effective Date.  On or about May 1, 2014, the Trust distributed approximately $106.6 million of Runoff Notes, which distribution included $81 million of First Lien Runoff Notes and $25 million of Second Lien Runoff Notes.  Since that time, as claims have been disallowed from time to time, the DCR has released Runoff Notes to the Trust and any Runoff Notes so distributed have been recorded on the Trust’s balance sheet as unencumbered assets..

On April 15, 2015, Reorganized WMI redeemed in full the First Lien Runoff Notes.  The Trust received $4,416 (including interest) and the DCR received $10,105 (including interest).  In addition, on June 1, 2015, Reorganized WMI paid interest on the Second Lien Runoff Notes, with each of the Trust and DCR receiving $6,360 and $14,009, respectively.

As a result of the D&O Litigation Settlement (see Note 10), as of June 30, 2015, the DCR released $137,506 of Second Lien Runoff Notes, including interest, as an unencumbered asset of the Trust.  Therefore, at June 30, 2015, the Trust owned $335,309 of Second Lien Runoff Notes, including interest, and the DCR owns $298,201of Second Lien Notes, including interest.

In July 2014, due to an optional redemption effectuated by Reorganized WMI, $7,859 was received as a reduction of, and payment of principal interest on the Second Lien Notes held by the Trust and DCR due to an optional redemption paid by Reorganized WMI.

Note 8:  Disputed Equity Escrow

In addition to the DCR, the Plan established a Disputed Equity Escrow to hold shares of Reorganized WMI common stock for distribution based on the resolution of disputed equity interests.  A dismissal of disputed equity interests will result in a distribution to common shareholders of Reorganized WMI consistent with the allocation of, and manner of distribution of, common shares on the Effective Date.  The shares and any cash distributed on behalf of the shares are held in a separate escrow account that is not recorded as an asset of the Trust.  The Liquidating Trustee is the escrow agent for the Disputed Equity Escrow.  The Disputed Equity Escrow is taxed in a similar manner to the DCR (see description above).  All expenses of the Disputed Equity Escrow (other than taxes) are borne by the Trust.  As of June 30, 2015, there were approximately 2.9 million shares of Reorganized WMI common stock in the Disputed Equity Escrow.

On December 23, 2014, the Bankruptcy Court approved a settlement of certain Disputed Claims that would allow a distribution from the Disputed Equity Escrow.  On January 5, 2015, an appeal was filed in connection therewith, which appeal has been dismissed with prejudice. (See Note 10)  Based on the D&O Settlement Agreement, approximately 1.4 million shares of Reorganized WMI common stock will be redistributed from the Disputed Equity Escrow on the next Distribution Date

Note 9:  Employee Related Claims

As of June 30, 2015, the Trust held $64.2 million of cash and $0.3 million of Runoff Notes in reserve on account of the Employee Claims, with the aggregate remaining amount of those claims totaling approximately $62.0 million after the application of the Section 502(b)(7) Cap (as defined below).

As previously disclosed, the Trust entered into settlements in principle with 56 of the Remaining Claimants representing over $90 million of disputed claims.  Since then, the FDIC and Board of Governors of the Federal Reserve System (“FRB”) directed the Trust to submit a letter request seeking a determination as to the applicability of the so-called "golden parachute" regulations with respect to certain benefits for which these claimants are seeking payment.  As a result of the FDIC’s and FRB’s directive, only 32 claimants (representing approximately $19 million in claims) entered into stipulations with the Trust and agreed to participate in the interagency approval process.  In response to the Trust's letter request on behalf of the 32 claimants, by letter, dated July 16, 2013, the FDIC notified the Trust that payments on account of such settlements (other than one de minimis settlement) are subject to such “golden parachute" regulations and can be paid to claimants only if and when the FDIC and FRB approve payment following a duly submitted application.  The Trust filed such application on August 14, 2013 (the “First Application”).  On the same day, the Trust also filed a second letter request with the FDIC requesting a determination as to whether such "golden parachute" regulations are applicable with respect to payments that would be payable to non-settling claimants (or claimants with settlements in principle who declined to finalize and execute stipulations with the Trust) if such claimants prevail on their claims before the Bankruptcy Court.  On April 22,

2014 (the “April Letter”), the Trust received a response to its August 14, 2013 letter stating that all but a small number of the agreements related to the remaining non-settled claims are subject to such “golden parachute” regulations and can be paid to claimants only if and when the FDIC and FRB approve payment following a duly submitted application.  During the pendency of the First Application, of the thirty-two (32) claimants who entered into stipulations with the Trust and agreed to participate in the interagency approval process: (1) one has been paid due to the de minimis amount of such settlement; (2) one has withdrawn his claim; (3) one claimant was added to the First Application in light of a subsequent settlement; (4) upon discussion with the FDIC, one claimant was paid and consequently withdrawn from the First Application; and (5) several claimants have notified the Trust of their termination of their respective stipulations.  By letter, dated October 15, 2014, the FDIC denied the First Application in its entirety (the “Final FDIC Determination”).  On March 23, 2015, and consistent with the April Letter determination, the Trust filed a second application (the “Second Application”) with the FDIC and FRB requesting authorization to make payments to both the settling claimants and the non-settling claimants and a determination as to whether payment, in any amount, to any of such claims would be appropriate.  By letter, dated May 1, 2015, the FDIC denied the Second Application.

In accordance with an order entered by the Bankruptcy Court, on September 20, 2013, the Trust filed a complaint in the United States District Court for the Western District of Washington (the “Washington District Court”) against the FDIC, FRB and certain employee claimants (the “Individual Defendants”) seeking certain declaratory relief regarding the applicability of the golden parachute regulations and the “automatic termination” regulations to the employee related claims (the “Declaratory Judgment Action”).  On November 5, 2013, the Trust filed an amended complaint (the “Amended Complaint”).  Pursuant to an order of the Washington District Court, responses to the Amended Complaint were due on or before January 21, 2014 and several defendants filed motions to dismiss and/or to transfer venue of the proceeding.  The Trust filed its responses to such motions on March 6, 2014.  On July 3, 2014, United States District Court Judge Richard A. Jones, the presiding judge in the Declaratory Judgment Action, issued a decision and order granting certain defendants’ motion to transfer venue from the Washington District Court to the Bankruptcy Court (the “Decision Order”).  Additionally, the Decision Order terminated all other motions pending before the Washington District Court.  On July 30, 2014, the FDIC filed a motion to withdraw the reference of the Declaratory Judgment Action to the Bankruptcy Court and a motion seeking a determination of whether the Declaratory Judgment Action was core or non-core (the “FDIC Determination Motion”).  On August 22, 2014, certain of the employee claimants and the Trust entered into a stipulation with the FDIC and FRB agreeing that the reference of the Declaratory Judgment Action to the Bankruptcy Court should be withdrawn and that, upon such reference withdrawal, the FDIC’s Determination Motion should be deemed withdrawn as moot.  Subsequently, and because the Washington District Court had terminated previously-filed motions without a ruling, the FDIC and the FRB each filed a motion to dismiss the Amended Complaint for, inter alia, failure to state a claim and lack of subject matter jurisdiction.  Additionally, several Individual Defendants also filed and/or joined two (2) separate motions to dismiss the Amended Complaint for, inter alia, failure to state a claim.  The Trust has opposed each of these motions to dismiss.  As of December 5, 2014, all four (4) motions to dismiss have been fully briefed.  By order of the United States District Court for the District of Delaware (the “Delaware District Court”), dated March 19, 2015, the reference to the Bankruptcy Court with respect to the Declaratory Judgment Action was withdrawn, and the action is now pending in the Delaware District Court, with United States District Court Judge Gregory M. Sleet presiding.

As noted above, on October 15, 2014, the FDIC rendered the Final FDIC Determination denying the First Application.  On October 29, 2014, the Trust commenced an action against the FDIC, in its corporate capacity, pursuant to the Administrative Procedure Act and the Declaratory Judgment Act in the United States District Court for the District of Columbia (the “D.C. District Court”), seeking, inter alia, judicial review of the Final FDIC Determination in which the FDIC declined to exercise its discretion and thereby denied the Trust the required regulatory approval to make payments pursuant to the Trust’s settlements with certain employee claimants (the “APA Action”).  The Trust asserted that, while the Trust is subject to the “golden parachute” regulations, the Final FDIC Determination did not sufficiently consider and weigh the First Application pursuant to the so-called “permissibility exception.”  In the APA Action, the Trust submitted that, among other things, due consideration of the relevant factors enumerated in the “permissibility exception” warranted permitting the payments contemplated by the settlement agreements.  On December 22, 2014, the FDIC filed its answer to the complaint in the APA Action.  Pursuant to an agreed upon scheduling order, the D.C. District Court ordered that (a) any motions for summary judgment must be filed on or before March 11, 2015, (b) responses to any such motions must be filed on or before March 25, 2015, and (c) replies in support of any motions for summary judgment must be filed on or before April 1, 2015.  In accordance therewith, both the FDIC and the Trust submitted motions for summary judgment and opposition papers.  Additionally, on April 8, 2015, the Trust and the FDIC filed a joint appendix containing the documents cited by the parties in their respective summary judgment motions  On May 29, 2015, the D.C. District Court granted in part and denied in part each of the Trust’s and the FDIC’s motions for summary judgment.  In pertinent part, the D.C. District Court upheld the Final FDIC Determination; however, the D.C. District Court remanded certain issues to the FDIC for clarification, subsequent to its May 29th decision, the D.C. District Court issued a Memorandum Opinion setting forth its rationale with respect to the foregoing.

As noted above, the Trust filed the Second Application with the FDIC regarding the claims of both settling and non-settling employee claimants.  By letter, dated May 1, 2015, the FDIC denied payment in any amount to any settling or non-settling employee claimants covered by the Second Application.   Thereafter, the Trust filed a second action with the D.C. District Court seeking a review with respect to the Second Application (“APA2”, and together with APA Action, the “APA Actions”), asserting that the wholesale denial of payments in any amount was arbitrary and capricious.   As of the date hereof, the FDIC has answered the complaint but no final timetable has been established by the D.C. District Court for moving forward with respect to resolving APA2.  If the FDIC’s decision is affirmed, the Trust would not be able to pay any amounts on the Employee Claims, whether through settlement or otherwise allowed by the Bankruptcy Court.

Based on the pendency of the APA Action, on November 6, 2014, the FDIC moved to stay the Declaratory Judgment Action pending resolution of the APA Action (the “Stay Motion”).  The Trust and the FRB filed responses in support of the Stay Motion, and several of the Individual Defendants filed oppositions thereto.  On December 4, 2014, the FDIC filed a reply in support of the Stay Motion, and, as of that date, the Stay Motion has been fully briefed.  Over time, certain parties to the Declaratory Judgment Action participated in scheduling teleconference before the Delaware District Court, and, during such scheduling teleconference, the Delaware District Court determined that it would not rule on the pending motions, including the Stay Motion, before the APA Actions are resolved.  Most recently, and in light of the ongoing remand of the APA Action and the filing of APA2, the Delaware District Court indicated that it would not rule on the pending motions before August 14, 2015 (and it is entirely possible that any such ruling (or rulings) will not be rendered until after that date).  Further, the Delaware District Court requested that the Trust submit a written status report by no later than August 14, 2015, regarding, among other matters, the progress of the APA Actions.

The Trust and counsel to certain employee claimants have agreed to amend existing scheduling orders to provide that all outstanding discovery deadlines would be adjourned by an additional by six (6) months, with the “change in control” hearing to be held in September 2016.  As of the date hereof, the Trust has responded to 23 sets of requests for production of documents and 14 sets of interrogatories, has reviewed over 850,000 documents from approximately 120 custodians, and has produced more than 84,000 documents.

Note 10:  Director and Officer Downstream Litigation

On October 14, 2014, the Trust commenced two actions against certain directors and officers of WMI and WMB, as applicable, (the “D&O Defendants”): (i) one action in the King County Superior Court of the State of Washington (the “Washington D&O Litigation”) and (ii) an adversary proceeding in the Bankruptcy Court (the “D&O Adversary Proceeding” and, collectively, the “D&O Litigations”).  In the Washington D&O Litigation, the Trust sought at least $500 million in damages and costs and reasonable attorneys’ fees, asserting, among other things, that the D&O Defendants breached their fiduciary duties of loyalty, care and good faith to WMI by implementing, approving or acquiescing in the transfer of $500 million from WMI to WMB on September 10, 2008 (the “September Downstream”) and that the September Downstream was a waste of WMI’s corporate assets.  In the D&O Adversary Proceeding, the Trust sought to, among other things, disallow the D&O Defendants’ proofs of claim against the Debtors’ estates for indemnification, advancement, contribution, and/or reimbursement allegedly arising from their employment with WMI.  The Trust asserted that the indemnification sought does not extend to any of the D&O Defendants because they breached their fiduciary duties, which excuses any obligation to provide the D&O Defendants indemnification, advancement, contribution, and/or reimbursement and under WMIs organizational documents and under other applicable Washington law.  Moreover, the Trust asserted that, to the extent such claims were allowed, the D&O Defendants’ proofs of claim should be subordinated under section 510(c) of the Bankruptcy Code to all other claims against the Debtors’ estates as a result of the D&O Defendants’ inequitable conduct, as described in the D&O Litigations.

On December 1, 2014, the Trust filed a motion (the “D&O Approval Motion”) seeking Bankruptcy Court approval of a settlement agreement between the Trust, certain of the D&O Defendants, and certain insurers under WMI’s director and officer liability insurance policies for 2007-2008 and 2008-2009 (the “Insurers”) resolving, among other things, the D&O Litigations (the “D&O Settlement Agreement”).   The D&O Settlement Agreement provides for the affirmative recovery by the Trust from the Insurers of approximately $37.0 million and, perhaps as importantly, the release of reserves held on behalf of disputed claims in the aggregate amount of approximately $25.3 million, the release of the obligation to reserve funds in an amount equal to an Allowed Claim of $4.2 million and the release of Reorganized WMI shares from the Disputed Equity Escrow.

On December 15, 2014, four former officers who were not party to the D&O Settlement Agreement (the “Non-Settling Officers”) filed an objection to the D&O Approval Motion, alleging, among other things, that (i) the D&O Settlement Agreement was entered into by the 2007-2008 Insurers in bad faith because the payments thereunder would deplete their respective policies and because the Insurers entered into the D&O Settlement Agreement without the officers’ consent and (ii) the D&O Settlement Agreement should not be approved because it contains nonconsensual third-party releases of and an injunction and bar order against any present or future claims by the officers against the 2007-2008 Insurers.  On December 18, 2014, the Trust filed its reply in support of the D&O Approval Motion, asserting, among other things, that (i) the D&O Settlement Agreement is fair, equitable and in the best interests of the estate; (ii) the D&O Settlement Agreement was entered into in good faith by all of the parties; and (iii) the third-party releases, injunction and bar order are necessary and appropriate under the circumstances.  At a hearing held on December 23, 2014, the Bankruptcy Court granted the Approval Motion in its entirety, determined that the Insurers had acted in good faith and subsequently entered an order authorizing the consummation of the transactions contemplated by the D&O Settlement Agreement.  On January 5, 2015, the Non-Settling Officers appealed the Bankruptcy Court’s order granting the D&O Settlement Agreement.

On December 16, 2014, the Trust filed a motion with the Bankruptcy Court, requesting a stay on all proceedings in the D&O Adversary Proceeding until the earlier of (i) a final resolution with respect to the D&O Approval Motion and (ii) February 28, 2015.  The Bankruptcy Court approved the stay motion on January 7, 2015.  On January 21, 2015, the Trust filed with the King County Superior Court of the State of Washington a similar motion to stay all proceedings with respect to the Washington D&O Litigation for an initial period of six (6) months, in order to allow for a resolution with respect to the D&O Approval Motion.  On January 30, 2015, the King County Superior Court of the State of Washington granted the Trust’s motion to stay all proceedings with respect to the Washington D&O Litigation for an initial period of six (6) months, in order to allow for a resolution with respect to the D&O Approval Motion. On February 9, 2015, the Trust filed a motion for similar relief with the Bankruptcy Court, requesting a stay on all proceedings in the D&O Adversary Proceeding until the earlier of (i) a final resolution with respect to the D&O Approval Motion and (ii) July 30, 2015. By order, dated March 4, 2015, the Bankruptcy Court granted the motion.

On May 26, 2015, the Trust entered into a Reserve Settlement Agreement (the “RSA”) with the Non-Settling Officers and the D&O Carriers.  The RSA was entered into to settle the issues among the parties related to the D&O Settlement Agreement and litigation relating to the D&O Settlement Agreement commenced by the Non-Settling Officers against certain insurers, including the Insurer Parties, in the Washington D&O Litigation, and the appeal of the order approving the Settlement Agreement entered by the Bankruptcy Court on December 23, 2014.

Pursuant to the terms of the RSA, the parties agreed, among other things, that, of the $37 million that had been required to be paid to the Trust pursuant to the Settlement Agreement, $3 million will be placed into a segregated account (the “Reserve”) to be used to reimburse the Non-Settling Officers for the reasonable fees and expenses incurred by them in the defense of any action or investigation commenced prior to September 26, 2018 by the United States of America against one or more of the Non-Settling Officers asserting claims and causes of action under the Financial Institutional Reform, Recovery and Enforcement act of 1989.  Unless sooner released in accordance with the terms of the RSA, if no such action or investigation is commenced prior to each of September 25, 2015, September 26, 2016, September 26, 2017 or September 26, 2018, then $500,000 of the Reserve will be released to the Trust within three business days of each such date.

In addition to the creation of the Reserve, the RSA, among other things, (i) permits the Trust to assign its rights to the Reserve to any third party, (ii) provides for mutual releases among the parties thereto, and (iii) provides for other actions to be taken by the parties in furtherance of the settlement, including the agreement of the applicable parties to effect the withdrawal of the Appeal and the dismissal of the Washington D&O Litigation.

In June 2015, the Trust received proceeds of $37 million from the Insurers.  Of the amount received $8.3 million was paid to Reorganized WMI, per the Plan.  On July 21, 2015, the Trust funded the Reserve with $3 million.  Due to the receipt of the funds from the Insurers, the DCR has released $25.2 million, and such amount will be included in the next distribution by the Trust.  The combination of these transactions has provided the majority of funds for the August 1, 2015 distribution.

Note 11:  Director and Officer Downstream Litigation Asset

As described in Note 10, the Bankruptcy Court granted the Trust’s D&O Approval Motion on December 23, 2014, and the objecting parties appealed the decision.  Nevertheless, liquidation basis accounting necessitates that the Trust report its assets and liabilities at their net realizable value.  The Trust is reporting the values consistent with the values used for tax purposes, which were based on estimates made by an independent valuation firm for select assets.

As set forth in the Plan, to the extent any electing creditor of the Debtors received common stock of Reorganized WMI pursuant to a Reorganized Common Stock Election (as defined in the Plan), such creditor’s share of the Runoff Notes to which the election was effective (i.e., one dollar ($1.00) of original principal amount of Runoff Notes for each share of common stock of Reorganized WMI) were not issued.  As a result, each creditor making such an election conveyed, and Reorganized WMI retained an economic interest in, the Litigation Proceeds (and such proceeds do not constitute part of the Liquidating Trust Assets) equal to, fifty percent (50%) of the Litigation Proceeds such creditor (solely in its capacity as the holder of the Allowed Claim to which the Reorganized Common Stock Election was effective) otherwise would have received.  However, each creditor’s LTIs would be reduced by the Litigation Proceeds it would have received had it not been retained by Reorganized WMI.  “Litigation Proceeds” is defined in the Plan, in relevant part, as the recoveries, net of related legal fees and other expenses, of the Trust on account of causes of action against third parties.

In June 2015, the Trust received $37.0 million from the Insurers.  The Trust retained $25.7 million and distributed $8.3 million to Reorganized WMI on June 23, 2015 as contemplated by the Plan.  Creditors who made elections for Reorganized WMI common stock, as discussed above, will have their LTI balance reduced by a pro rata share of the $8.3 million distributed to Reorganized WMI.   (See the “August 1 Distribution Analysis” included as part of this QSR)

On July 21, 2015 the Trust funded the Reserve Account with $3 million as anticipated by the RSA.  The Trust balance sheet reflects a receivable of $2.3 million which represents the expected value of the Reserve Account that will be distributed to the Trust over time, with the remainder to be paid to Reorganized WMI.  If the $3.0 million were to become subject to any offsets or reductions, or if the funds are received after Tranche 4 is paid in full, the Trust would re-calculate the amount to which Reorganized WMI is entitled.  If distributions are made from the Reserve for legal fees incurred by the non-settling parties to the Reserve, the Trust will record an expense and reduce the balance of the receivable.

WMI Liquidating Trust
June 2015 Quarterly Summary Report -- UNAUDITED
Rollforward of Liquidating Trust Interests (1)

	Beginning -- 04/01/15	Post Effective Accretion	Allowed	Disallowed	Disbursement	Other	Ending -- 06/30/15	06/30/15 - 08/01/15 Accretion	Projected 08/01/15 Distribution and Litigation Proceed Adjustment (3)	Projected Ending Balance

PIERS (Tranche 4)	$98,373,174	$474,794	$-	$-	$-	$-	$98,847,968	$167,505	$(47,626,024)	$51,389,448

Remaining Postpetition Interest Claim (Tranche 4) (2)	25,517,438	123,159	-	-	-	-	25,640,597	43,450	(12,353,918)	13,330,129

Allowed General Unsecured Claims (Tranches 2-4)	1,415,179	6,830	-	-	-	-	1,422,009	2,410	(685,140)	739,279

LTI balances -- Current LTI holders	125,305,791	604,783	-	-	-	-	125,910,574	213,364	(60,665,082)	65,458,856

LTI balances -- Disputed Claims (GUC)	1,875,189	9,051	-	(583,978)	-	-	1,300,262	2,203	(626,480)	675,985

TOTAL LTI Balances	$127,180,980	$613,834	$-	$(583,978)	$-	$-	$127,210,836	$215,567	$(61,291,562)	$66,134,842

NOTES

* Holders of Liquidating Trust Interests will receive statements of their individual LTI holdings outlining the respective rollforward activity through 08/01/15.

1)
Liquidating Trust Interests are not issued to holders of subordinated claims and equity interests.  Additional LTIs will only be issued to holders of subordinated claims and equity interests if proceeds exceed the face amounts issued to current LTI holders.

2)
A Claim by a holder of an Allowed Senior Notes Claim with respect to Floating Rate Notes against any of the Debtors or the Debtors’ estates for interest accrued during the period from the Petition Date up to and including the date of final payment of such Claim, in an amount equal to (a) such holder’s Postpetition Interest Claim minus (b) such holder’s Intercreditor Interest Claim.

3)	For those claimants who made the Reorganized Common Stock Election per the Seventh Amended Joint Plan, an adjustment was made to reduce their respective LTI balances on account of the 50% of allocatedlitigation proceeds that was, per the Plan, retained by Reorganized WMI. See August 1, 2015 Distribution Analysis for more information.

WMI Liquidating Trust
Next Dollar Analysis - LTI Balance as of June 30, 2015

Remaining Aggregate Distribution	Distribution Description	LTI Distribution Recipient (1)

Up to $127,210,836	Until LTI holders of Remaining Post-Petition Interest, PIERS and GUC are paid in full	Remaining Post Petition Interest Claim -- Senior Floating	20.2%
		General Unsecured Claims	2.1%
		PIERS CUSIPs	77.7%

NOTES:
(1)	The disputed claims (on an "as if allowed" basis) are included in the General Unsecured Claims percentages.

WMI Liquidating Trust
August 1, 2015 Distribution Analysis

	Cash	Litigation Proceed Adjustment (1)	Projected 08/01/15 Distribution and Litigation Proceed Adjustment
	$ Allocation	$ Allocation	$ Allocation	% of Total Allocation

Remaining Post Petition Interest Claim -- Senior Floating	$12,353,918	$0	$12,353,918	20.2%

General Unsecured Claims
Having Elected Reorg Common Stock	$3,842	$1,465	$5,307
Not Having Elected Reorg Common Stock	$1,306,313	$0	$1,306,313
	$1,310,154	$1,465	$1,311,620	2.1%
PIERS CUSIPs
Having Elected Reorg Common Stock	$21,814,934	$8,320,159	$30,135,093
Not Having Elected Reorg Common Stock	$17,490,931	$0	$17,490,931
	$39,305,865	$8,320,159	$47,626,024	77.7%

	$52,969,937	$8,321,625	$61,291,562

Notes:

(1)
For those claimants who made the Reorganized Common Stock Election per the Seventh Amended Joint Plan, an adjustment was made to reduce their respective LTI balances on account of the 50% of allocated litigation proceeds that was, per the Plan, retained by Reorganized WMI.  This allocation was made based on LTI balances at 05/01/15.

WMI Liquidating Trust
June 2015 Quarterly Summary Report - UNAUDITED
Rollforward of Disputed Claims Reserve

	Disputed Assets (2)	LTI (3)

Beginning Balance - 03/31/2015	107,960,170	1,875,189

Post-effective Accretion on LTI portion	-	9,051

Net Cash Interest Earned on Disputed Assets		-

Net interest Earned on DCR Runoff Notes		-

Cash Distribution to Disputed LTIs	-	-

Less: Allowed Claims (1)	(7,280,000)	-

Less: Disallowed Claims	(25,301,321)	(583,978)

Ending Balance - 06/30/2015	75,414,677	1,300,262

NOTES:
1)	Cash payment for allowed claims includes each claim's pro rata portion of the interest earned by the DCR after the Effective Date.
2)	"Disputed Assets" includes cash and Runoff Notes held for the benefit of disputed claims.
3)	The face amount of unpaid claims which represents a claim against the general assets of the Trust, distributable in accordance with the subordination provisions of the Plan.